UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 28, 2009
SUNAIR SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
595 South Federal Highway
Suite 500
Boca Raton, FL 33432
(Address of Principal Executive Office) (Zip Code)
(561) 208-7400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement
     Effective as of January 28, 2009, Sunair Services Corporation (the “Company”) entered into a third amendment (“Third Amendment”) to its credit agreement dated as of June 7, 2005 (as amended, the “Credit Agreement”), among the Company, each of its domestic subsidiaries, the several lenders from time to time parties thereto, and Wachovia Bank, National Association as administrative agent for the lenders.
     Among other items, the Third Amendment to the Credit Agreement extended the maturity date of the Credit Agreement to January 2, 2010 from January 7, 2009 and reduced the maximum capacity under the Credit Agreement from $11.75 million on September 30, 2008 to $7.75 million on December 31, 2008, $7.5 million on March 31, 2009, to $6.75 million on June 30, 2009 and $5.5 million on September 30, 2009. The Third Amendment reduced the committed amount under the letter of credit facility, which is part of the Credit Agreement, from $3 million to $1 million and modified the financial covenants relating to consolidated EBITDA, the leverage ratio and the fixed coverage charge ratio, which amendments were effective as of September 30, 2008.
     The description of the Third Amendment to the Credit Agreement set forth above is qualified in its entirety by reference to the actual terms of the Third Amendment to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

Exhibit	Description
10.1
Third Amendment to the Credit Agreement dated as of January 22, 2009 and effective as of January 28, 2009 by and among Sunair Services Corporation, its domestic subsidiaries, the lenders parties thereto and Wachovia Bank, National Association as administrative agent for the lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR SERVICES CORPORATION
Date: January 30, 2009	By:	/s/ Jack I. Ruff
Jack I. Ruff
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1
Third Amendment to the Credit Agreement dated as of January 22, 2009 and effective as of January 28, 2009 by and among Sunair Services Corporation, its domestic subsidiaries, the lenders parties thereto and Wachovia Bank, National Association as administrative agent for the lenders

3